Exhibit 10.16

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

CONFIDENTIAL INFORMATION, INVENTIONS ASSIGNMENT, NONCOMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement (together with Attachment A hereto, this “Agreement”) is entered into on this 18th day of November, 2011, and is made by and between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a Delaware corporation, on behalf of itself, its subsidiaries and affiliates (collectively, the “Company”), with its principal place of business at 4201 Woodland Road, Circle Pines, MN 55014, and MATTHEW C. WOLSFELD, (the “Executive”) (hereafter collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Company is in the business of developing, producing and commercializing environmentally beneficial products and services in over fifty-five (55) countries either directly or through a network of joint ventures, independent distributors and agents.

WHEREAS, the Company has expended considerable time, effort and resources in the development of its trade secrets, confidential information, and customer goodwill, and in the recruitment and training of its workforce.  The success of the Company is dependent in large measure on the preservation of its trade secrets, confidential information, customer goodwill and workforce, and in the prevention of unfair competition.

WHEREAS, the Executive will be performing services for the Company in a confidential capacity and will be entrusted by the Company with its valuable assets including proprietary information, trade secrets, customer goodwill and its workforce.  The Executive recognizes the importance of protecting these Company assets.

WHEREAS, the Company requires the Executive to agree and the Executive hereby does agree, in exchange for the promise of continued at-will employment with the Company and benefits provided to the Executive under his Executive Employment Agreement, dated November 18, 2011, to reasonable restrictions on the Executive’s activities during and for a reasonable period of time after the Executive’s termination of employment, for the purpose of ensuring the preservation and protection of the Company’s assets, including its intellectual property, confidential information, trade secrets, physical assets, customer goodwill and its highly trained workforce.

WHEREAS, the Executive acknowledges and understands that this is an enforceable contract that the Executive must read and sign as a condition of employment with the Company.  The Executive understands that this Agreement applies regardless of whether there are any changes in the Executive’s job duties, job title, and location of work or division assignment.

NOW THEREFORE, in consideration of the Executive’s continued at-will employment with the Company and benefits provided to the Executive under his Executive Employment Agreement, dated November 18, 2011, the sufficiency of which is hereby acknowledged, the Executive and the Company agrees as follows.

1. DEFINITIONS.

The following definitions apply to this Agreement:

(a) “Company Product” means any product, product under development, product line, service, technology or product concept that the Company has investigated, studied, conceived, designed, developed (or is under development), manufactured, marketed, sold, or regarding which the Company has conducted or acquired research and development prior to or during the term of the Executive’s employment with the Company.

(b) “Conflicting Product” means any product, product line, technology, product concept or service that is the same or similar, competes with, may be substituted for, replaces, resembles, performs any of the same or similar functions, is used or intended to be used for any of the same purposes as a Company Product.

(c) “Conflicting Organization” means any person (including the Executive) or entity, and any parent, subsidiary, partner, or affiliate of any such person or entity, who or that engages in or is planning within one (1) year to become engaged in, the creation, development, design, production, manufacture, promotion, sale, marketing, support or service of a Conflicting Product anywhere in the world where the Company sells, markets or has implemented a plan to sell or market any of its products or services.

(d) “Invention” means any invention, discovery, improvement, technology, process, idea, design, concept, patent application, prototype, software code, documentation or work of authorship, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by the Executive whether by the Executive’s individual efforts or in connection with the efforts of others, and that (i) relates in any way to the Company’s business, products or processes, past, present, anticipated or under development, or (ii) results in any way from the Executive’s employment by the Company, or (iii) uses the Company’s equipment, supplies, facilities, trade secrets, or confidential information.

(e) “Trade Secret” means information that the Company uses in its business and that is the subject of reasonable efforts by the Company to maintain its secrecy, including without limitation, any formula, pattern, compilation, program, device, method, technique, process, concept, design, or idea that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) “Confidential Information” means any proprietary, confidential or competitively sensitive information and materials that are the property of or relate to the Company and which derives independent economic value from not being generally known or ascertainable by proper means but which does not constitute one or more Trade Secrets as described above, including without limitation:

(i) inventions, designs, discoveries, works of authorship, improvements or ideas whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by Company;

(ii) the subject matter of Company’s patents, design patents, copyrights, operating instructions and other industrial property to the extent that such information is unavailable to the public and/or is in incomplete stages of design or research and development;

(iii) the identity of the Company’s past, present and prospective customers, suppliers or business contacts, and all documents, information and materials that concern or relate to such customers, suppliers or business contacts;

(iv) organizational and operational information such as marketing information, sales information, advertising information, techniques, strategies, business plans, product development information, delivery schedules, market research, forecasts, personnel and salary data, methods of operation, financial data, statements and projections, pricing information, costs, sales, budgets, profits and merger, acquisition, expansion or  divestiture information;

(v) technical information including that relating to manufacturing processes, product preparation, presentation, packaging, delivery methods, quality control measures and processes, product specifications, improvements, discoveries, developments, designs, inventions, and other proprietary processes;

(vi) information disclosed to the Executive as part of any training process; and

(vii) any document marked “Confidential,” or any information which the Executive has been told is confidential or which the Executive might reasonably expect Company would regard as confidential, or any information which has been given Company in confidence by customers, suppliers or other persons.

2. COMPLIANCE WITH PRIOR AGREEMENTS AND DUTIES.

The Executive represents and warrants to the Company that the Executive is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits or restricts the Executive from working for the Company, or performing the services which the Company would like the Executive to perform.  Further, the Executive represents and warrants to the Company that the Executive has not brought and will not bring to the Company any proprietary information, customer lists, trade secrets, confidential information, or any other property which belongs to any of the Executive’s former employers.  The Executive agrees and understands that the Company does not want the Executive to utilize any such confidential or proprietary information, trade secrets, or property on the Company’s behalf.  The Executive further agrees and understands that any misrepresentation, including, but not limited to a misrepresentation that the Executive is not subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits or restricting the Executive from working for the Company, may result in the termination of the Executive’s employment with the Company, regardless of when the Company discovers such misrepresentation.

3. PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

The Executive agrees to hold the Company’s Trade Secrets and Confidential Information in the strictest confidence during the Executive’s employment with the Company and to the fullest extent permitted by law after the Executive’s employment relationship with the Company is voluntarily or involuntarily terminated. To this end:

(a) the Executive will not make or permit copies to be made of Trade Secrets and Confidential Information, except as necessary to carry out the Executive’s duties for the Company;

(b) the Executive will not disclose any Trade Secret or Confidential Information to any person except other Company employees with a need to know the information;

(c) the Executive will take all reasonable precautions to prevent the inadvertent disclosure of Trade Secrets and Confidential Information to any unauthorized person; and

(d) the Executive will acknowledge that the Company is the owner of the Company’s Trade Secrets and Confidential Information and agrees not to contest any such ownership rights of the Company, either during or after the Executive’s employment with the Company.

4. ASSIGNMENT OF INVENTIONS.

(a) During the period of employment and for the six (6) months thereafter, the Executive will promptly and fully disclose to the Company, and will hold in trust for the Company’s sole right and benefit, any Invention that the Executive makes, conceives or reduces to practice, or causes to made, conceived or reduced to practice, either alone or in conjunction with others, whether made during the working hours of the Company or on the Executive’s own time. The Executive will: (i) assign and hereby does assigns to the Company all of the Executive’s right, title and interest in and to all such Inventions, any applications for patents, copyrights or any other registration of intellectual property in any country covering or relating to any such Invention, and any patents, copyrights or other intellectual property registration granted to the Executive or the Company; and (ii) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in any Invention against forfeiture, abandonment or loss, to obtain and maintain letters patent and/or copyrights or other registration of any intellectual property rights on any such Invention, and to vest the entire right and title to the Invention and related intellectual property in the Company. The Executive agrees to perform promptly (without charge to the Company but at the expense of the Company) all such acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights or other intellectual property covering the Inventions and to enable the Company to obtain the sole right, title and interest in all such Inventions, including without limitation the execution of assignments or patent prosecution documentation and appearing as a witness in any action brought in connection with this Agreement.

(b) The Parties agree that this Section 4 does not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and that does not: (i) relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) result from any work the Executive performed for the Company. All inventions that the Executive has already conceived or reduced to practice that the Executive claims to be excluded from the scope of this Agreement are listed on Attachment A (if none, write “none”).  The Executive represents that, except as disclosed on Attachment A to this Agreement, as of the date of this Agreement, the Executive has no rights under and will make no claims against the Company with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Executive during the term of this Agreement.

(c) The Executive acknowledges that any documents, drawings, computer software or other work of authorship prepared by the Executive within the scope of the Executive’s employment is a “work made for hire” under U.S. copyright laws (17 U.S.C. § 101 (1976)), and that, accordingly, the Company exclusively owns all copyright rights in such works of authorship. For purposes of this Agreement, “scope of employment” means the work of authorship (i) relates to any subject matter pertaining to the Executive’s employment; (ii) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects or Trade Secrets or Confidential Information of the Company; or (iii) involves the use of any time, material or facility of the Company.

Note.  Pursuant to Minnesota Statute § 181.78, this Section 4 does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate (I) directly to the business of the Company or (II) to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company.

(d) In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by the Executive is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and the Executive will bear the burden of establishing otherwise.

5. NO CONFLICTING EMPLOYMENT OR CUSTOMER SOLICITATION.

During the Executive’s employment with the Company and for a period of two (2) years after that employment ends, regardless of reason, whether voluntary by the Executive or involuntary:

(a) the Executive will not work for, consult with, lend assistance to or otherwise render services to a Conflicting Organization in any capacity, directly or indirectly, alone or with another person or entity, whether as an the Executive, advisor, consultant, independent contractor, principal, agent, partner, officer, director, shareholder, or otherwise;

(b) the Executive will not, directly or indirectly, alone or with another person or entity, solicit business from or have any business-related contact with any customer of the Company or any potential Company customer with whom or with which the Executive personally had contact during the last twenty-four (24) months of the Executive’s employment with the Company; and

(c) the Executive will not interfere with or impair the Company’s relationship with any of its employees, customers, vendors or suppliers.

The restrictions contained in this Section 5 will not prevent the Executive from becoming employed with or providing consulting services to a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, but only if: (i)  the Company first receives written assurances from the prospective employer and from the Executive, satisfactory to the Company in its reasonable discretion, confirming that the Executive will render no services, directly or indirectly, to any divisions or business units that independently would qualify as a Conflicting Organization and (ii) the Chair of the Company’s Board of Directors gives written approval for the Executive to provide the proposed employment or consulting services.  By signing this Agreement, the Executive acknowledges and agrees that should his employment with the Company end, the restrictions on the Executive’s activities referenced in this Agreement will not prevent the Executive from earning a living outside of a Conflicting Organization.

6. NON-INTERFERENCE WITH COMPANY EMPLOYEES.

The Executive will not, either during the Executive’s employment with the Company or for a period of two (2) years after that employment with the Company ends, directly or indirectly, solicit, induce, recruit, or cause another person in the employ of the Company (on the date the Executive’s employment with the Company ends) to terminate employment with the Company.  If during this two (2) year period the Executive is approached by one of the Company’s employees or former employees regarding potential employment at a new employer, the Executive will inform the employee or former employee of the non-solicitation obligation described above and refrain from engaging in any communication with the employee or former employee regarding potential employment, consultation or contract opportunities.

7. E-MAIL MESSAGES/INTERNET USAGE.

The Executive acknowledges that all e-mail messages that the Executive produces, sends or receives while at Company facilities or using Company equipment are the property of the Company. The Executive also understands that the Company may monitor and inspect all such messages and may also monitor and control the communications that the Executive initiates or receives through the Internet while at Company facilities and while using Company equipment in any location. The Executive acknowledges that the Executive has no right to or expectation of privacy in such communications. The Executive agrees to cooperate with the Company in its implementation of such security and control measures as it may implement from time to time with respect to e-mail and Internet communications and shall take all reasonable precautions to ensure that the confidentiality of any such communications containing Trade Secret and Confidential Information is maintained. The Executive also agrees that the Internet may not be used for the transmission or intentional reception of obscene, scandalous, offensive or otherwise inappropriate materials, and that the Executive will comply with Company policies regarding appropriate use of the Internet and e-mail.

8. REMEDIES.

The Executive understand that in the event of a violation of any provision of this Agreement, the Company has the right to seek injunctive relief, in addition to any other remedies provided by law including actual, incidental and consequential damages, without the requirement of posting bond.  The Executive also agrees that the Company will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties, or other financial rewards which the Executive or any other entity or person may realize as a result of the Executive’s violations of this Agreement.  The Executive will reimburse the Company for all costs, expenses or damages that it incurs as a result of any violation by the Executive of any provision of this Agreement, including court costs, litigation expenses, and reasonable attorneys’ fees.

9. MISCELLANEOUS.

(a) Successors and Assigns.  The promises in this Agreement benefit the Company and also its subsidiaries and affiliates and any successor or assignee of the Company’s business or operations.

(b) Governing Law and Venue.  This Agreement will be governed by the laws of the State of Minnesota.  The Executive hereby agrees to submit to personal jurisdiction in the State of Minnesota and agrees that any action relating to this Agreement or otherwise to the Executive’s employment with the Company must be venued exclusively in Anoka County District Court or the United States District Court for the District of Minnesota.

(c) Severability.  If any portion of this Agreement is adjudicated to be invalid or unenforceable, the remaining provisions shall not be affected thereby, and a court of competent jurisdiction shall have the power to blue-line (amend, modify or delete) that portion thus adjudicated to be invalid or unenforceable.

(d) Survival.  The Executive’s obligations under Sections 3, 4, 5 and 6 will survive the termination of this Agreement.

(e) Entire Agreement.  This is the entire agreement of the Parties relating to its subject matter and supersedes all previous and contemporaneous discussions, agreements, writings and understandings concerning the matters referenced in this Agreement.  This Agreement may be modified only by a document manually signed both by the Executive and the Chair of the Company’s Board of Directors.

(f) Acknowledgments.  The Executive acknowledges that the Company has advised the Executive to seek counsel regarding this Agreement, that the Executive is an employee “at will” (meaning that either the Executive or the Company may terminate the Executive’s employment, at any time and for any reason not prohibited by law), that the Executive has not executed this Agreement in reliance upon any representation or promise except those contained in this Agreement and the Executive Employment Agreement, and that the Executive has read and understands this Agreement and agrees to all its terms and conditions.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION	EXECUTIVE

By: /s/ Richard J. Nigon	/s/ Matthew C Wolsfeld
Matthew C. Wolsfeld

Name: Richard J. Nigon	Date: November 18, 2011

Title: Chairman of Audit and Compensation Committee

Date: November 18, 2011